EXHIBIT 10.111
                                      NOTE


U.S. $6,000,000.00                                                Columbus, Ohio
                                                               ___________, 2005

     FOR VALUE RECEIVED, EM COLUMBUS, LLC, a Delaware limited liability company having an office at 150 East Gay Street, Columbus, Ohio 43215 ("Borrower"), promises (jointly and severally if more than one) to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking association, having an office at 41 South High Street, Columbus, Ohio 43215 ("Huntington," which term shall include any subsequent holder hereof), at Huntington's office aforesaid, or at such other place as Huntington may designate, the principal sum of Six Million And 00/100 Dollars ($6,000,000.00), or so much thereof as may be advanced by Huntington to Borrower from time to time, together with interest on the unrepaid advances of said principal sum from date of disbursement by Huntington and with all other charges herein provided, payable in cash, at the rates and in the manner hereinafter set forth.

                                 1. DEFINITIONS

     The following terms wherever used in this Note shall have the following meanings:

     1.1 "Daily LIBO Rate" shall mean, with respect to any Daily LIBO Rate Advance, the per annum rate that is determined daily and is equal to the quotient of:

          (a) the actual or estimated arithmetic mean of the per annum rates of interest at which deposits in U.S. dollars for a period of one (1) month and in an aggregate amount comparable to the amount of such Daily LIBO Rate Advance are being offered to U.S. banks by one or more prime banks in the London interbank market on the LIBO business day on which the determination is made, or, if determination is made on a day other than a LIBO business day, on the most recently elapsed LIBO business day as determined by Huntington in its discretion based upon reference to information appearing on page LIBOR01, captioned "British Bankers Assoc. Interest Settlement Rates," of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates) or any comparable index selected by Huntington, the obtaining of rate quotations, or any other reasonable procedure, calculated to five places to the right of the decimal point, all as determined by Huntington; divided by

          (b) a percentage equal to 100% minus the rate (expressed as a percentage), if any, at which reserve requirements are imposed on Huntington, as of the most recent LIBO business day, with respect to any "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System or any other regulations of any governmental authority having jurisdiction with respect thereto (including, without limitation, any marginal, emergency, supplemental, special or other reserves) for a 1 month term. This provision is for the benefit of Huntington and is not intended to increase the expected yield to Huntington above the rates of interest provided for in this Agreement.

     1.2 "Daily LIBO Rate Advance" shall mean any amount advanced as part of the loan, which shall bear interest at a rate calculated with reference to the Daily LIBO Rate. "LIBO business day" shall mean, with respect to any Daily LIBO Rate Advance, a day which is both a day on which Huntington is open for business and a day on which dealings in U.S. dollar deposits are carried out in the London interbank market. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, the rate of interest on every Daily LIBO Rate Advance obtained hereunder shall change automatically without notice to the undersigned immediately with each change in the Daily LIBO Rate.

     1.3 "Debt Service Coverage Ratio" shall mean the ratio of Net Operating Income to Assumed Debt Service. "Assumed Debt Service" shall mean the amount of principal and interest that would be due on a loan in the amount of Forty Two Million And 00/100 ($42,000,000.00) being amortized in equal consecutive monthly payments over twenty (20) years at an interest rate equal to the per annum rate payable on ten-year United States Treasury Securities as published in the most recent edition of Federal Reserve Statistical Release H.15 (519) preceding the date of testing, plus two and one half (2.50%) per annum. "Net Operating Income" shall mean all rents and revenues of the Project and Property based on executed leases less pro forma expenses of the Project and Property, as set forth in the appraisal provided to Huntington and acceptable to Huntington and/or in the leases, exclusive of any payment of interest or principal on the Note and of any charges or fees for the services of Borrower, its members, their respective families or any party or entity financially affiliated with any of the same.

     1.4 "Default Rate of Interest" shall mean an interest rate equal to the sum of two percent (2%) per annum plus the Prime Commercial Rate.

     1.5 "Event of Default" shall have the meaning set forth in Section 5 of this Note.

     1.6 "Guaranties" shall mean, collectively, the Unconditional Guaranties of Payment and Performance, of even date herewith, made by each of the Guarantors to Huntington to guarantee payment and performance in accordance with the terms and conditions of the Loan Documents.

     1.7 "Guarantors" shall mean Glimcher Properties Limited Partnership and Glimcher Properties Corporation.

     1.8 "Indebtedness" shall mean every sum payable to Huntington by Borrower in accordance with the terms and conditions of the Loan Documents.

     1.9 "Interest Period" shall mean with respect to any Quoted LIBO Rate Advance, an initial period commencing, on the day such an advance shall be made by Huntington, and ending on the date one (1) month, thereafter, provided that any Interest Period with respect to a Quoted LIBO Rate Advance that shall commence on the last LIBO business day of the calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent


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

calendar month) shall end on the last LIBO business day of the appropriate subsequent calendar month; and each Interest Period with respect to a Quoted LIBO Rate Advance that would otherwise end on a day which is not a LIBO business day shall end on the next succeeding LIBO business day or, if such next succeeding LIBO business day falls in the next succeeding calendar month, on the next preceding LIBO business day.

     1.10 "Loan Documents" shall mean, collectively, this Note, the note dated December 22, 2003 executed by Borrower to Huntington, the Mortgage, the Loan Commitment Letter and the Construction Loan Agreement, as those terms are defined in the Mortgage the Guaranties, the Mortgage Modification, as hereinafter defined, and any other instrument, document, certificate or affidavit heretofore, now or hereafter given by Borrower evidencing or securing, or by any of the Guarantors guaranteeing, all or any part of the foregoing.

     1.11 "Mortgage" shall mean that certain Open-End Mortgage, Assignment of Rents and Security Agreement, of even date herewith, made by Borrower to Huntington to secure payment and performance by Borrower of the Loan Documents.

     1.12 "Mortgage Modification" shall mean that certain Open-End Mortgage Modification of Mortgage, of even date herewith, made by Borrower to Huntington adding land acquired subsequent to the execution and delivery of the Mortgage and securing the Note and the note dated December 22, 2003 executed by Borrower to Huntington.

     1.13 "Mortgaged Property" shall have the meaning defined in the Mortgage as modified by the Modification of Mortgage.

     1.14 "Note" shall mean this Note and any and all renewals, amendments, modifications, reductions and extensions hereof and substitutions hereof.

     1.15 "Prime Commercial Rate" shall mean the interest rate established from time to time by Huntington as its Prime Commercial Rate, based upon its consideration of economic, money market, business and competitive factors, and not necessarily the most favorable rate of Huntington. If for any reason, Huntington ceases to establish a Prime Commercial Rate, then the interest rate calculations required herein shall be determined based upon a comparable rate in Columbus, Ohio, selected by Huntington.

     1.16 "Project" shall mean the multi-tenant mall known as Eastland Mall, located at Refugee Road and Hamilton Road in Columbus, Ohio.

     1.17 "Property" shall mean the real property described in the Mortgage as modified by the Modification of Mortgage.

     1.18 "Quoted LIBO Rate" shall mean with respect to any Quoted LIBO Rate Advance and the related Interest Period, the per annum rate that is equal to the quotient of:

          (i) the actual or estimated arithmetic mean of the per annum rates of interest at which deposits in U.S. dollars for the related Interest Period and in an aggregate amount comparable to the amount of such Quoted LIBO Rate Advance are being offered to U.S.


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

               banks by one or more prime banks in the London interbank market, as determined by Huntington in its discretion based upon reference to information which appears on page LIBOR01 captioned "British Bankers Assoc. Interest Settlement Rates," of the Reuters American Network, a service of Reuters America, Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates), or, if such service ceases to be available or ceases to be used by Huntington, such other reasonably comparable money rate service selected by Huntington, the obtaining of rate quotations, or any other reasonable procedure, at approximately 11:00 a.m. London, England time, on the second LIBO Business Day prior to the first day of the related Interest Period; all as determined by Huntington, divided by

          (ii) a percentage equal to 100% minus the rate (expressed as a percentage), if any, at which reserve requirements are imposed on Huntington, on the second LIBO Business Day prior to the first day of the related Interest Period, with respect to any "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System or any other regulations of any governmental authority having jurisdiction with respect thereto (including, without limitation, any marginal, emergency, supplemental, special or other reserves) for a term comparable to such Interest Period. This provision is for the benefit of Huntington and is not intended to increase the expected yield to Huntington above the rates of interest provided for in the Note.

     1.19 "Quoted LIBO Rate Advance" shall mean any amount advanced under the Note which shall bear interest at a rate calculated with reference to the Quoted LIBO Rate.

     1.21 "Stated Maturity Date" shall mean January 1, 2007.

     1.22 "Variable Rate" shall mean a variable rate of interest, which shall equal the sum of two percent (2.00%) per annum plus the Daily LIBO Rate or the Quoted LIBO Rate as the case may be. Until the entire principal amount hereof has been advanced, the LIBO component of any amount advanced as part of the loan shall bear interest at the Daily LIBO Rate. Following disbursements of the full principal balance of the loan evidenced hereby, at Borrower's option, the LIBO component of the Variable Rate may either be the Daily LIBO Rate of the quoted LIBO Rate. The Variable Rate shall be further adjusted as follows: when there exists a Debt Service Coverage Ratio (as heretofore defined) of 1.10 to 1 the variable rate shall equal the sum of one and 90/100 percent (1.90%) per annum plus the Daily LIBO Rate or the Quoted LIBO Rate; when there exists a Debt Service Coverage Ratio of 1.20 to 1, the Variable Rate shall equal the sum of one and 85/100 percent (1.85%) per annum plus the Daily LIBO Rate or the Quoted LIBO Rate and when there exists a Debt Service Coverage Ratio of 1.30 to 1, the Variable Rate shall equal one and three-fourths percent (1.75%) per annum plus the Daily LIBO Rate or the Quoted LIBO Rate. Borrower may elect to have the LIBO component of the Variable Rate accrue on the entire principal amount at either the Daily LIBO Rate or the Quoted LIBO Rate.


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

                     2. PAYMENTS OF PRINCIPAL AND INTEREST

     2.1 The unrepaid advances of the principal sum shall bear interest at the Variable Rate. Installments of interest shall be due and payable on each Interest Payment Date, "Interest Payment Date" shall mean (i) the lst day of each Interest Period in the case of a Quoted LIBO Rate advance; and (ii) in the case of a Daily LIBO Rate Advance, the first business day of each month.

     2.2 For any partial month prior to the Stated Maturity Date, however, interest on the principal sum shall be calculated and charged at a variable rate per annum equal to the Prime Commercial Rate.

     2.3 All interest payable in accordance with the Note shall be calculated on the unrepaid advances of the principal sum on the basis of the actual number of calendar days elapsed and a year of three hundred sixty (360) days.

     2.4 Unless sooner paid or declared due and payable in accordance with Subsection 5.2 of this Note, the Indebtedness shall be due and payable in full on the Stated Maturity Date.

     2.5 In the event that a regulatory requirement shall (a) affect the basis of taxation of payments to Huntington of any amounts payable by Borrower for Quoted LIBO Rate Advances or Daily LIBO Rate Advances under this Note (other than taxes imposed on the overall net income of Huntington by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Huntington has its principal office), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Huntington, or
(c) shall impose any other condition, requirement or charge with respect to this Note or the loan (including, without limitation, any capital adequacy requirement, any requirement which affects the manner in which Huntington allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing change in external conditions is to increase the actual cost to Huntington of making or maintaining the respective advance, to reduce the actual amount of any sum receivable by Huntington thereon, or to reduce the actual rate of return on the capital of Huntington from the actual cost, sum receivable or rate of return applicable on the date of this Note, then Borrower shall pay to Huntington, from time to time, upon written request of Huntington, additional amounts sufficient to compensate Huntington for such increased cost, reduced sum receivable or reduced rate of return (collectively, "Reduced Earnings") to the extent Huntington is not compensated therefor in the computation of the interest rates applicable to the Note. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by Huntington to Borrower, shall be conclusive and binding for all purposes, absent manifest error in determination. Huntington shall promptly notify Borrower in writing of any event occurring after the date of this Note that entitles Huntington to additional compensation pursuant to this paragraph. This provision is for the benefit of Huntington and is not intended to increase the yield to Huntington above the rates of interest provided for in this Note. This provision shall survive the payment in full of this Note. In such circumstance, Borrower may elect, as of the end of the Interest Period, to have interest be calculated and charged at a variable rate per annum equal to the Prime Commercial Rate.


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

     Notwithstanding any other provision of this Note to the contrary, if, (a) deposits in U.S. dollars for periods comparable to one month LIBO are not available to Huntington in the London interbank market, or (b) the Quoted LIBO Rate or Daily LIBO Rate will not accurately cover the cost to Huntington of making or maintaining the related Quoted LIBO Rate Advance or Daily LIBO Rate Advance, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Huntington with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is unlawful, impossible or unduly burdensome for Huntington (i) to make the Quoted LIBO Rate Advance or Daily LIBO Rate Advance or (ii) to continue such Quoted LIBO Rate Advance or Daily LIBO Rate Advance, then Borrower shall not be entitled, so long as such circumstances continue, to request a Quoted LIBO Rate Advance or Daily LIBO Rate Advance. During the period that such circumstances exist, interest on the principal sum bearing interest at a the Quoted LIBO Rate or Daily LIBO Rate shall be calculated and charged at variable rate (subject to daily adjustment) per annum equal to the Prime Commercial Rate. In the event that such circumstances no longer exist, Huntington shall again consider requests for Quoted LIBO Rate Advances and Daily LIBO Rate Advances.

     In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Huntington with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Huntington to maintain any Quoted LIBO Rate Advance or Daily LIBO Rate Advance under this Note, Borrower shall after receipt of written notice thereof from Huntington, repay in full that portion of the outstanding unpaid balance of the principal sum bearing interest at the Quoted LIBO Rate or Daily LIBO Rate , together with all accrued interest thereon to the date of payment and all amounts due to Huntington under the following paragraph, (i) on the last day of the then current Interest Period applicable to such advance, if Huntington may lawfully continue to maintain such advance to such day, or (b) immediately, if Huntington may not continue to maintain such advance to such day. This provision is for the benefit of Huntington and is not intended to increase the yield to Huntington above the rates of interest provided for in this Note. This paragraph shall apply only as long as such illegality exists. Huntington shall use reasonable, lawful efforts to avoid the impact of such law, treaty, rule or regulation. As an alternative to the repayment obligation provided in this paragraph, Borrower may, at its option, and at the time provided in this paragraph, convert the advance to an advance bearing interest at a variable rate per annum equal to the Prime Commercial Rate, accompanied by the payment of all accrued interest to the date of conversion and all amounts due to Huntington under the following paragraph.

     If Borrower makes any payment of principal with respect to a Quoted LIBO Rate Advance on any other date than the last day of an Interest Period applicable thereto or fails to make any payment of principal or interest when due or at the maturity date, Borrower shall reimburse Huntington on demand for


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

any resulting actual and direct loss or expense incurred by Huntington, determined in Huntington's reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by Huntington to Borrower, shall be conclusive and binding for all purposes absent manifest error in determination. This provision is for the benefit of Huntington and is not intended to increase the yield to Huntington above the rates of interest provided for in this Note. This provision shall survive the payment in full of this Note.

                                3. LATE CHARGES

     3.1 If any payment of principal or interest or both is not paid in full on or before the fifteen (15th) day of the calendar month in which it is due, then, in addition to the amount of said payment, there shall be due and payable a late charge for each such payment in the amount of five percent (5%) of such payment, which Borrower agrees is a fair and reasonable charge for costs incurred by Huntington in processing such late payment and is not a penalty.

                                 4. PREPAYMENT

     4.1 Borrower shall have the right to prepay the unrepaid advances of the principal sum, in whole or in part, from time to time, without premium or penalty but upon payment of any costs incurred by Huntington with respect to advances bearing interest at the Quoted LIBO Rate or Daily LIBO Rate provided
(a) that Huntington shall receive written notice of Borrower's intention to prepay not less than five (5) business days prior to such prepayment, and (b) that a payment of all accrued and unpaid Indebtedness to the date of such prepayment is included with such prepayment; and provided further, that if such prepayment follows an Event of Default and a declaration by Huntington that the Indebtedness is due and payable, then Borrower shall pay to Huntington on the date of such prepayment a prepayment premium equal to five percent (5%) of the Indebtedness then due, which Borrower agrees is a fair and reasonable charge for costs incurred by Huntington in processing such Event of Default and declaration and is not a penalty.

     4.2 For the purposes of Subsections 4.1 and 4.2 of this Note, repayment of the Indebtedness following an Event of Default and declaration by Huntington that the Indebtedness is due and payable shall, notwithstanding such declaration, be deemed a prepayment.

     4.3 Prepayments shall not be readvanced.

                                   5. DEFAULT

     5.1 The term "Event of Default" shall mean:

     (a) A failure by Borrower to make any payment of principal or interest or both when due pursuant to the terms of this Note or pursuant to the terms of a note dated December 23, 2003 in the amount of Thirty Six Million And 00/100 Dollars ($36,000,00.00);

     (b) Any representation or warranty made by Borrower or any of the Guarantors to Huntington in any of the Loan Documents, any financial statement or any other writing delivered to Huntington in connection with the Indebtedness is false or misleading in any material respect;


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

     (c) Borrower or any of the Guarantors shall make a general assignment for the benefit of creditors;

     (d) Borrower shall transfer assets to others for less than fair value or in other than the ordinary course of business, without Huntington's prior written consent;

     (e) Borrower or any of the Guarantors shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or any of the Guarantors or any debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking an appointment of a receiver, trustee, custodian, conservator, liquidator, or other similar official for Borrower, any of the Guarantors, all or any of the Mortgaged Property, or any other property of Borrower or any of the Guarantors;

     (f) Any case, proceeding or other action is commenced against Borrower or any of the Guarantors seeking to have an order for relief entered against Borrower or any of the Guarantors, as debtor, or seeking a reorganization, arrangement, adjustment, liquidation, dissolution or composition of Borrower or any of the Guarantors or any debts, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking an appointment of a receiver, trustee, custodian, conservator, liquidator, or other similar official for Borrower, any of the Guarantors, all or any of the Mortgaged Property, or any other property of Borrower or any of the Guarantors, and such case, proceeding or other action (i) results in the entry of an order for relief against Borrower or any of the Guarantors or (ii) remains undismissed for a period of sixty (60) days;

     (g) Borrower or any of the Guarantors shall have concealed, removed, or permitted to be concealed or removed property, with intent to hinder, delay or defraud creditors, or shall have made or suffered a transfer of property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made or suffered a transfer of property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any property through legal proceedings which are not vacated within sixty (60) days from the date thereof;

     (h) At Huntington's option, death of or appointment of a guardian for any of the individual Guarantors, unless within ninety (90) days after such death or appointment Borrower shall have provided a substitute guarantor or additional security acceptable to Huntington;

     (i) The sale, assignment, leasing, mortgaging, encumbering, or other conveyance of the Mortgaged Property or any portion thereof or legal, equitable or beneficial interest therein, or any contracting for any of the same, except as expressly permitted in the Loan Documents;


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

     (j) The filing of a mechanic's or materialman's lien upon the Mortgaged Property, which lien is not discharged, bonded off or insured over within thirty
(30) days after such filing;

     (k) The sale, assignment, transfer or other conveyance of the Mortgaged Property except as expressly permitted in the Loan Documents;

     (l) The occurrence of any event of default, acceleration, or commencement of foreclosure under any other mortgage, lien or encumbrance on the Mortgaged Property, prior or subordinate to the lien of the Mortgage (provided that this sentence shall not be construed as a consent to any other mortgage, lien or encumbrance);

     (m) The entry of any judgment or lien against Borrower or any of the Guarantors by or in favor of any third person which judgment or lien in excess of $100,000.00 is not satisfied, discharged or bonded off within thirty (30) days from the date of entry of said judgment or lien; or

     (n) A failure by Borrower to comply with any of the other material terms, conditions or covenants specified herein or in any other of the Loan Documents and such failure remains uncured for thirty (30) days after written notice to Borrower of such failure.

     5.2 Upon the occurrence of any Event of Default, the entire Indebtedness shall thereupon bear interest at the Default Rate of Interest, and at the option of Huntington, all the Indebtedness together with interest thereon at the Default Rate of Interest shall immediately become due and payable, without regard to the Stated Maturity Date, without demand made therefor, and without notice to any person, notice of the exercise of said option being hereby expressly waived; provided, however, that upon the occurrence of an Event of Default pursuant to Section 5.1(e), the entire principal and all accrued interest shall automatically become due and payable. Huntington shall have all remedies of a secured party under law and equity to enforce the payment of all of the Indebtedness, time being of the essence in the Note. The Default Rate of Interest shall be charged to Borrower upon the occurrence of any Event of Default notwithstanding any invoices or billing statements sent by Huntington to Borrower indicating an interest rate to the contrary. In addition, any waiver of Huntington's right to charge the Default Rate of Interest or to declare the Indebtedness immediately due and payable must be made in writing and cannot be waived by oral representation or the submission to Borrower of monthly billing statements.

                                6. MISCELLANEOUS

     6.1 The failure of Huntington to exercise any option herein provided upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise such option in the event of any continuing or subsequent Event of Default. Borrower hereby agrees that the maturity of all or any part of the Indebtedness may be postponed or extended and that any covenants and conditions contained in the Note or in any of the other Loan Documents may be waived or modified without prejudice to the liability of Borrower on the Note or other Loan Documents.


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

     6.2 When the Note becomes due, by acceleration or otherwise, Huntington may, at its option, demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to property held as security herefor. Huntington shall not be bound to take any steps necessary to preserve any rights in the property held as security herefor against prior parties, which Borrower hereby assumes to do. The provisions hereof shall apply and be controlling as to all property which may at any time be security herefor.

     6.3 Borrower hereby authorizes Huntington, in its sole discretion, upon the occurrence of an Event of Default, to apply all or any portion of the balance of any account maintained by Borrower with Huntington to the payment or reduction, in whole or in part, of any and all the Indebtedness then due, whether by acceleration or otherwise. Upon the occurrence of any Event of Default, Huntington shall have the right to set off all obligations of Borrower to Huntington hereunder, whether matured or unmatured, against all amounts owing to Borrower by Huntington, whether or not then due and payable, and all other funds or property of Borrower on deposit with or otherwise held in the custody of Huntington, all without notice to or demand on Borrower, such notice and demand being hereby waived.

     6.4 Presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto are hereby waived by Borrower.

     6.5 Borrower hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

     6.6 The obligations evidenced or created by the Note, as well as all waivers of rights by Borrower contained herein shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of the Note, including, without limitation, all endorsers and guarantors.

     6.7 Nothing herein contained, nor contained in any of the other Loan Documents, shall be construed or so operate as to require Borrower, or any person liable for the payment of the Indebtedness, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Borrower, or any parties liable for the payment of the Indebtedness, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by Huntington, and all such excess shall be automatically credited against and in reduction of the unrepaid advances of the principal sum, and any portion of said excess which exceeds the unrepaid advances of the principal sum shall be paid by Huntington to Borrower and any parties liable for the payment of the Indebtedness, it being the intent of the parties hereto that under no circumstances shall Borrower or any parties liable for the payment of the Indebtedness, be required to pay interest in excess of the highest rate permissible under applicable law. All interest paid or agreed to be paid to Huntington shall, to the extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the Indebtedness, including the period of any renewal or extensions thereof, so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.


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

     Notwithstanding anything to the contrary herein contained, in the event that the interest rate to be charged hereunder ever exceeds the highest rate permissible under applicable law, thereby causing the interest accruing on the Indebtedness to be limited to such rate, then any subsequent reduction in the interest rate to which Borrower would otherwise be entitled shall be held in abeyance until the total amount of interest accrued on the Indebtedness equals the amount of interest which would have accrued on the Indebtedness had the interest rate not been limited to the highest rate permissible under applicable law.

     6.8 If any provision or any part of any provision contained in the Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or remaining part of the affected provision of the Note, and the Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein and the remaining provisions of the Note shall remain in full force and effect.

     6.9 Borrower hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after the Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against Borrower in favor of Huntington for the amount due together with interest, expenses, the costs of suit and reasonable counsel fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses or reasonable counsel fees shall be due, by filing an original or a photostatic copy of the Note. The attorney-at-law authorized hereby to appear for Borrower may be an attorney-at-law representing Huntington, and Borrower hereby expressly waives any conflict of interest that may exist because of such representation.

     6.10 Borrower hereby agrees to pay to Huntington all costs of collecting and securing, and of attempting to collect and to secure the Note, and all costs of foreclosing the Mortgage, including, without limitation, reasonable attorneys' fees, appraisers' fees, court costs, notice charges and title insurance charges, whether such attempt be made by suit, in bankruptcy, or otherwise, and said costs and any other sums due Huntington by virtue of the Loan Documents may be included in any judgment or decree rendered.

     6.11 Any notice required or permitted to be given hereunder shall be in writing. If mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, then such notice shall be effective upon its deposit in the mails. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of Borrower and Huntington shall be as set forth below; provided however, that either party shall have the right to change such party's address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days' written notice to the other party.


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

     If to Borrower:     EM Columbus, LLC
                         150 East Gay Street
                         Columbus, Ohio  43215
                         Attn: George Schmidt
                         General Counsel

     If to Huntington:   The Huntington National Bank
                         Commercial Real Estate Group
                         41 South High Street
                         Columbus, Ohio 43215
                         Attention:  Bonnie Birath

     6.12 The Note is a "contract of indebtedness" pursuant to O.R.C. Section 1301.21. The loan evidenced by the Note is a business loan and is not incurred for purposes that are primarily "personal, family or household", as defined in O.R.C. Section 1301.21.

     6.13 The Note was executed and delivered by Borrower at Columbus, Franklin County, Ohio and is to be governed by and construed in accordance with the laws of the State of Ohio. Borrower hereby consents to, and by execution of the Note submits to, the personal jurisdiction of the Court of Common Pleas of Franklin County, Ohio and the United States District Court sitting in Columbus, Ohio, for the purposes of any judicial proceedings which are instituted for the enforcement of the Note. Borrower agrees that venue is proper in either of said courts.


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WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT
TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.
--------------------------------------------------------------------------------

                                 EM COLUMBUS, LLC,
                                 a Delaware limited liability company

                                 By: Glimcher Properties Limited Partnership,
                                 a Delaware limited partnership, its sole member

                                 By: Glimcher Properties Corporation,
                                 a Delaware corporation, its General Partner

                                 By:
                                     -----------------------------------------
                                     George A. Schmidt
                                     Executive Vice President
Federal Tax Identification Number:
20-0477915


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